FORM OF

                              AMENDED AND RESTATED

                          INVESTMENT ADVISORY AGREEMENT



      AMENDED  AND  RESTATED   INVESTMENT   ADVISORY  AGREEMENT   ("Agreement"),
effective commencing as of ________________, 1999 between E*TRADE Asset Management, Inc. (the "Adviser") and E*TRADE Funds (the "Trust") with respect to each series of the Trust as listed on Exhibit A attached hereto (each a "Fund" and collectively, the "Funds"), as Exhibit A may be amended from time to time.

      WHEREAS, the Trust is a Delaware business trust organized pursuant to a Declaration of Trust dated November 4, 1998 (the "Declaration of Trust"), and is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as an open-end, diversified management investment company, and the E*TRADE S&P 500 Index Fund is the original series of the Trust; and

      WHEREAS, the Adviser is registered as an investment adviser under the Investment Advisers Act of 1940, as amended ("Advisers Act"); and

      WHEREAS, the Trust and the Adviser have entered into an Investment Advisory Agreement with respect to the E*TRADE S&P 500 Index Fund, dated February 3, 1999 (the "Original Advisory Agreement"); and

      WHEREAS, the Trust also wishes to retain the Adviser to render investment advisory services with respect to the Extended Market Index Fund, the E*TRADE Bond Index Fund, and the International Index Fund, each a new series of the Trust (the "New Series"), and the Adviser is willing to furnish such services to the New Series; and

      WHEREAS, the Trust and the Adviser wish to include the New Series under substantially the same terms of the Original Advisory Agreement and wish to amend and restate the Original Advisory Agreement to include the New Series;

      NOW THEREFORE, in consideration of the promises and mutual covenants herein contained, it is agreed between the Trust and the Adviser as follows:

      1. Appointment. The Trust hereby appoints the Adviser to act as investment adviser to each Fund for the periods and on the terms set forth in this Agreement. The Adviser accepts such appointment and agrees to furnish the services herein set forth, for the compensation herein provided.

      2. Investment Advisory Duties.

      (a) Subject to the supervision of the Trustees of the Trust, the Adviser will: (i) provide a program of continuous investment management for each Fund in accordance with each Fund's investment objective, policies and limitations as stated in each Fund's Prospectus and Statement of Additional Information included as part of the Trust's Registration Statement filed with the Securities and Exchange Commission ("SEC") and as the Prospectus and Statement of Additional Information may be amended from time to time, copies of which shall be provided to the Adviser by the Trust; and (ii) select and manage, subject to approval by the Trustees, investment subadvisers, who may be granted discretionary investment authority, and/or master funds for each Fund.

      (b) In performing its investment management services to each Fund hereunder, the Adviser will provide each Fund with ongoing investment guidance, policy direction, including oral and written research, monitoring of any master funds, analysis, advice, statistical and economic data and judgments regarding individual investments, general economic conditions and trends and long-range investment policy.

      (c) To the extent permitted by the Adviser's Form ADV as filed with the SEC and subject to the approval of the Trustees of the Trust, the Adviser shall have the authority to manage cash and money market instruments for cash flow purposes.

      (d) To the extent permitted by the Adviser's current Form ADV as filed with the SEC, the Adviser will advise as to the securities, instruments, repurchase agreements, options and other investments and techniques that each Fund will purchase, sell, enter into or use, and will provide an ongoing evaluation of each Fund's portfolio. The Adviser will advise as to what portion of each Fund's portfolio shall be invested in securities and other assets, and what portion if any, should be held uninvested.

      (e) The Adviser may engage and remove one or more subadvisers, subject to the legally required approvals of the Trust and its shareholders, and the Adviser shall monitor the performance of any subadviser and report to the Trust thereon.

      (f) The Adviser further agrees that, in performing its duties hereunder, it will:

          (i) comply with the 1940 Act and all rules and regulations thereunder, the Advisers Act, the Internal Revenue Code (the "Code") and all other applicable federal and state laws and regulations, and with any applicable procedures adopted by the Trustees;

          (ii) use reasonable efforts to manage each Fund so that it will qualify, and continue to qualify, as a regulated investment company under Subchapter M of the Code and regulations issued thereunder;

          (iii) place orders pursuant to each Fund's investment determinations as approved by the Trustees for each Fund directly with the issuer, or with any broker or dealer, in accordance with applicable policies expressed in each Fund's Prospectus and/or Statement of Additional Information and in accordance with applicable legal requirements;

          (iv) furnish to the Trust whatever statistical information the Trust may reasonably request with respect to each Fund's assets or contemplated investments. In addition, the Adviser will keep the Trust and the Trustees informed of developments materially affecting each Fund's portfolio and shall, on the Adviser's own initiative, furnish to the Trust from time to time whatever information the Adviser believes appropriate for this purpose;

          (v) make available to the Trust's administrator (the "Administrator") and the Trust, promptly upon their request, such copies of its investment records and ledgers with respect to each Fund as may be required to assist the Administrator and the Trust in their compliance with applicable laws and regulations. The Adviser will furnish the Trustees with such periodic and special reports regarding each Fund and any subadviser as they may reasonably request;

          (vi) immediately notify the Trust in the event that the Adviser or any of its affiliates: (1) becomes aware that it is subject to a statutory disqualification that prevents the Adviser from serving as investment adviser pursuant to this Agreement; or (2) becomes aware that it is the subject of an administrative proceeding or enforcement action by the SEC or other regulatory authority. The Adviser further agrees to notify the Trust immediately of any material fact known to the Adviser respecting or relating to the Adviser that is not contained in the Trust's Registration Statement regarding each Fund, or any amendment or supplement thereto, but that is required to be disclosed thereon, and of any statement contained therein that becomes untrue in any material respect; and

          (vii) in providing investment advice to each Fund, use no inside information that may be in its possession or in the possession of any of its affiliates, nor will the Adviser seek to obtain any such information.

      3. Futures and Options. The Adviser's investment authority shall include advice with regard to purchasing, selling, covering open positions, and generally dealing in financial futures contracts and options thereon, or master funds which do so in accordance with Rule 4.5 of the Commodity Futures Trading Commission.

            The Adviser's authority shall include authority to: (i) open and maintain brokerage accounts for financial futures and options (such accounts hereinafter referred to as "Brokerage Accounts") on behalf of and in the name of each Fund; and (ii) execute for and on behalf of the Brokerage Accounts, standard customer agreements with a broker or brokers. The Adviser may, using such of the securities and other property in the Brokerage Accounts as the Adviser deems necessary or desirable, direct the custodian to deposit on behalf of each Fund, original and maintenance brokerage deposits and otherwise direct payments of cash, cash equivalents and securities and other property into such brokerage accounts and to such brokers as the Adviser deems desirable or appropriate.

      4. Use of Securities Brokers and Dealers. The Adviser will monitor the use by master funds of broker-dealers. To the extent permitted by the Adviser's Form ADV as filed with the SEC, purchase and sale orders will usually be placed with brokers who are selected by the Adviser as able to achieve "best execution" of such orders. "Best execution" shall mean prompt and reliable execution at the most favorable securities price, taking into account the other provisions hereinafter set forth. Whenever the Adviser places orders, or directs the placement of orders, for the purchase or sale of portfolio securities on behalf of each Fund, in selecting brokers or dealers to execute such orders, the Adviser is expressly authorized to consider the fact that a broker or dealer has furnished statistical, research or other information or services which enhance the Adviser's research and portfolio management capability generally. It is further understood in accordance with Section 28(e) of the Securities Exchange Act of 1934, as amended, that the Adviser may negotiate with and assign to a broker a commission which may exceed the commission which another broker would have charged for effecting the transaction if the Adviser determines in good faith that the amount of commission charged was reasonable in relation to the value of brokerage and/or research services (as defined in Section 28(e)) provided by such broker, viewed in terms either of each Fund or the Adviser's overall responsibilities to the Adviser's discretionary accounts.

      Neither the Adviser nor any parent, subsidiary or related firm shall act as a securities broker with respect to any purchases or sales of securities which may be made on behalf of each Fund, provided that this limitation shall not prevent the Adviser from utilizing the services of a securities broker which is a parent, subsidiary or related firm, provided such broker effects transactions on a "cost only" or "nonprofit" basis to itself and provides competitive execution. Unless otherwise directed by the Trust in writing, the Adviser may utilize the service of whatever independent securities brokerage firm or firms it deems appropriate to the extent that such firms are competitive with respect to price of services and execution.

      5. Allocation of Charges and Expenses.

      (a) Except as otherwise specifically provided in this section 5, the Adviser shall pay the compensation and expenses of all of its directors, officers and employees who serve as trustees, officers and executive employees of the Trust (including the Trust's share of payroll taxes), and the Adviser shall make available, without expense to each Fund, the service of its directors, officers and employees who may be duly elected officers of the Trust, subject to their individual consent to serve and to any limitations imposed by law.

      (b) The Adviser shall not be required to pay pursuant to this Agreement any expenses of each Fund other than those specifically allocated to the Adviser in this section 5. In particular, but without limiting the generality of the foregoing, the Adviser shall not be responsible, except to the extent of the reasonable compensation of such of the Trust's employees as are officers or employees of the Adviser whose services may be involved, for the following expenses of each Fund: organization and certain offering expenses of each Fund (including out-of-pocket expenses, but not including the Adviser's overhead and employee costs); fees payable to the Adviser and to any other Fund advisers or consultants; legal expenses; auditing and accounting expenses; interest expenses; telephone, telex, facsimile, postage and other communications expenses; taxes and governmental fees; fees, dues and expenses incurred by or with respect to each Fund in connection with membership in investment company trade organizations; cost of insurance relating to fidelity coverage for the Trust's officers and employees; fees and expenses of each Fund's Administrator or of any custodian, subcustodian, transfer agent, registrar, or dividend disbursing agent of each Fund; expenses of any master fund in which each Fund invests; payments to the Administrator for maintaining each Fund's financial books and records and calculating its daily net asset value; other payments for portfolio pricing or valuation services to pricing agents, accountants, bankers and other specialists, if any; expenses of preparing share certificates; other expenses in connection with the issuance, offering, distribution or sale of securities issued by each Fund; expenses relating to investor and public relations; expenses of registering and qualifying shares of each Fund for sale; freight, insurance and other charges in connection with the shipment of each Fund's portfolio securities; brokerage commissions or other costs of acquiring or disposing of any portfolio securities or other assets of each Fund, or of entering into other transactions or engaging in any investment practices with respect to each Fund; expenses of printing and distributing prospectuses,
Statements of Additional Information, reports, notices and dividends to stockholders; costs of stationery or other office supplies; any litigation expenses; costs of stockholders' and other meetings; the compensation and all expenses (specifically including travel expenses relating to each Fund's business) of officers, Trustees and employees of the Trust who are not interested persons of the Adviser; and travel expenses (or an appropriate portion thereof) of officers or Trustees of the Trust who are officers, directors or employees of the Adviser to the extent that such expenses relate to attendance at meetings of the Board of Trustees of the Trust with respect to matters concerning each Fund, or any committees thereof or advisers thereto.

      6. Compensation.

            As compensation for the services provided and expenses assumed by the Adviser under this Agreement, the Trust will arrange for each Fund to pay the Adviser at the end of each calendar month an advisory fee computed daily at an annual rate equal to the amount of average daily net assets listed opposite each Fund's name in Exhibit A, attached hereto. The "average daily net assets" of each Fund shall mean the average of the values placed on each Fund's net assets as of 4:00 p.m. (New York time) on each day on which the net asset value of each Fund is determined consistent with the provisions of Rule 22c-1 under the 1940 Act or, if each Fund lawfully determines the value of its net assets as of some other time on each business day, as of such other time. The value of net assets of each Fund shall always be determined pursuant to the applicable provisions of the Declaration of Trust and the Registration Statement. If, pursuant to such provisions, the determination of net asset value is suspended for any particular business day, then for the purposes of this section 6, the value of the net assets of each Fund as last determined shall be deemed to be the value of its net assets as of the close of the New York Stock Exchange, or as of such other time as the value of the net assets of each Fund's portfolio may lawfully be determined, on that day. If the determination of the net asset value of the shares of each Fund has been so suspended for a period including any month end when the Adviser's compensation is payable pursuant to this section, then the Adviser's compensation payable at the end of such month shall be computed on the basis of the value of the net assets of each Fund as last determined (whether during or prior to such month). If each Fund determines the value of the net assets of its portfolio more than once on any day, then the last such determination thereof on that day shall be deemed to be the sole determination thereof on that day for the purposes of this section 6.

      7. Books and Records. The Adviser agrees to maintain such books and records with respect to its services to each Fund as are required by Section 31 under the 1940 Act, and rules adopted thereunder, and by other applicable legal provisions, and to preserve such records for the periods and in the manner required by that Section, and those rules and legal provisions. The Adviser also agrees that records it maintains and preserves pursuant to Rules 31a-1 and Rule 31a-2 under the 1940 Act and otherwise in connection with its services hereunder are the property of the Trust and will be surrendered promptly to the Trust upon its request. The Adviser further agrees that it will furnish to regulatory authorities having the requisite authority any information or reports in connection with its services hereunder which may be requested in order to determine whether the operations of each Fund are being conducted in accordance with applicable laws and regulations.

      8. Aggregation of Orders. Provided that the investment objective, policies and restrictions of each Fund are adhered to, the Trust agrees that the Adviser may aggregate sales and purchase orders of securities held in each Fund with similar orders being made simultaneously for other accounts managed by the Adviser or with accounts of the affiliates of the Adviser, if in the Adviser's reasonable judgment such aggregation shall result in an overall economic benefit to the respective Fund taking into consideration the advantageous selling or purchase price, brokerage commission and other expenses. The Trust acknowledges that the determination of such economic benefit to each Fund by the Adviser represents the Adviser's evaluation that each Fund is benefited by relatively better purchase or sales prices, lower commission expenses and beneficial timing of transactions or a combination of these and other factors.

      9. Standard of Care and Limitation of Liability. The Adviser shall exercise its best judgment in rendering the services provided by it under this Agreement. The Adviser shall not be liable for any error of judgment or mistake of law or for any loss suffered by each Fund or the holders of each Fund's shares in connection with the matters to which this Agreement relates, provided that nothing in this Agreement shall be deemed to protect or purport to protect the Adviser against any liability to the Trust, each Fund or to holders of each Fund's shares to which the Adviser would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or by reason of the Adviser's reckless disregard of its obligations and duties under this Agreement. As used in this Section 9, the term "Adviser" shall include any officers, directors, employees or other affiliates of the Adviser performing services with respect to each Fund.

      10. Services Not Exclusive. It is understood that the services of the Adviser are not exclusive, and that nothing in this Agreement shall prevent the Adviser from providing similar services to other investment companies or to other series of investment companies, including the Trust (whether or not their investment objectives and policies are similar to those of each Fund) or from engaging in other activities, provided such other services and activities do not, during the term of this Agreement, interfere in a material manner with the Adviser's ability to meet its obligations to each Fund hereunder. When the Adviser recommends the purchase or sale of a security for other investment companies and other clients, and at the same time the Adviser recommends the purchase or sale of the same security for each Fund, it is understood that in light of its fiduciary duty to each Fund, such transactions will be executed on a basis that is fair and equitable to each Fund. In connection with purchases or sales of portfolio securities for the account of each Fund, neither the Adviser nor any of its directors, officers or employees shall act as a principal or agent or receive any commission. If the Adviser provides any advice to its clients concerning the shares of each Fund, the Adviser shall act solely as investment counsel for such clients and not in any way on behalf of the Trust or each Fund.

      11. Duration and Termination.

      (a) This Agreement shall continue with respect to the E*TRADE S&P 500 Index Fund until February 3, 2001 and shall continue with respect to the New Series until ___________, 2001. This Agreement shall continue automatically for successive annual periods thereafter, provided such continuance is specifically approved at least annually by (i) the Trustees or (ii) a vote of a "majority" (as defined in the 1940 Act) of each Fund's outstanding voting securities (as defined in the 1940 Act), provided that in either event the continuance is also approved by a majority of the Trustees who are not parties to this Agreement or "interested persons" (as defined in the 1940 Act) of any party to this Agreement, by vote cast in person (to the extent required by the 1940 Act) at a meeting called for the purpose of voting on such approval.

      (c) Notwithstanding the foregoing, this Agreement may be terminated: (a) at any time without penalty by each Fund upon the vote of a majority of the Trustees or by vote of the majority of each Fund's outstanding voting securities, upon sixty (60) days' written notice to the Adviser or (b) by the Adviser at any time without penalty, upon sixty (60) days' written notice to the Trust. This Agreement will also terminate automatically in the event of its assignment (as defined in the 1940 Act).

      12. Amendments. This Agreement may be amended at any time but only by the mutual agreement of the parties to this Agreement and in accordance with any applicable legal or regulatory requirements.

      13. Proxies. Unless the Trust gives written instructions to the contrary, the Adviser shall vote all proxies solicited by or with respect to the issuers of securities in which assets of each Fund may be invested in a manner which best serves the interests of each Fund's shareholders. The Adviser shall use its best good faith judgment to vote such proxies in a manner which best serves the interests of each Fund's shareholders.

      14. Use of "E*TRADE"  Name.

      (a) It is understood that the name "E*TRADE" and any logo associated with that name, is the valuable property of E*TRADE Group, Inc., and that the Trust and Adviser have the right to include "E*TRADE" as a part of their name only so long as this Agreement shall continue in effect and the Adviser is a wholly owned subsidiary of the E*TRADE Group, Inc. Further, the Trust and the Adviser agree that: (i) they will use the name "E*TRADE" only as a component of the names of the Trust, each Fund and the Adviser, and for no other purposes; (ii) neither will purport to grant to any third party any rights in the name "E*TRADE"; (iii) at the request of E*TRADE Group, Inc., the Trust or the Adviser take such action as may be required to provide their consent to use of the name "E*TRADE" by E*TRADE Group, Inc. or any affiliate of E*TRADE Group, Inc., to whom E*TRADE Group, Inc. shall have granted the right to such use; and (iv) E*TRADE Group, Inc. may use or grant to others the right to use the name "E*TRADE", or any abbreviation thereof, as all or a portion of a corporate or business name or for any commercial purpose, including a grant of such right to any other investment company.

      (b) Upon termination of this Agreement as to the Trust or its Fund, the Trust and the Adviser shall, upon request of E*TRADE Group, Inc. , cease to use the name "E*TRADE" as part of the name of the Trust, each Fund or the Adviser, as applicable. In the event of any such request by E*TRADE Group, Inc. that use of the name "E*TRADE" shall cease, the Trust and the Adviser shall cause their officers, trustees, directors and stockholders to take any and all such actions which E*TRADE Group, Inc. may request to effect such request and to reconvey to E*TRADE Group, Inc. any and all rights to the name "E*TRADE."

      15. Use of "S&P 500" & Wilshire 4500 Names.

      (a) It is understood that the Adviser has entered into a licensing agreement with The McGraw-Hill Companies, Inc., for use of the terms "S&P 500", "S&P", "Standard & Poor's", and "Standard & Poor's 500" (the "license"). In accordance with such license, the Adviser shall permit the Trust, on behalf of the S&P 500 Index Fund, to use the terms "S&P 500", "S&P", "Standard & Poor's", and "Standard & Poor's 500", so long as the license and this Agreement shall continue in effect.

      (b) It is understood that the Adviser has entered into a licensing agreement with The McGraw-Hill Companies, Inc., for use of the terms "Wilshire 4500", "Wilshire 4500 Index" and "Wilshire 4500 Equity Index". In accordance with such license, the Adviser shall permit the Trust, on behalf of the Wilshire 4500 Index Fund, to use the terms "Wilshire 4500", "Wilshire 4500 Index" and "Wilshire 4500 Equity Index" so long as the license and this Agreement shall continue in effect.

      16. Miscellaneous.

      (a) This Agreement shall be governed by the laws of the State of California, provided that nothing herein shall be construed in a manner inconsistent with the 1940 Act, the Advisers Act, or rules or orders of the SEC thereunder.

      (b) The captions of this Agreement are included for convenience only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

      (c) If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected hereby and, to this extent, the provisions of this Agreement shall be deemed to be severable.

      (d) Nothing herein shall be construed as constituting the Adviser as an agent of the Trust or each Fund.

      (e) All liabilities of the Trust hereunder are limited to the assets of each Fund.

      IN WITNESS WHEREOF, the parties hereto have caused this Amended and Restated Investment Advisory Agreement to be executed by their officers designated below as of ____________, 1999.

                                          E*TRADE FUNDS, on behalf of each of
                                             the Funds listed on Exhibit A

                                          By:
                                             Name:
                                             Title:


                                          E*TRADE ASSET MANAGEMENT, INC.


                                          By:
                                             Name:
                                             Title:

                                    EXHIBIT A
                                       TO THE
                                AMENDED AND RESTATED
                          INVESTMENT ADVISORY AGREEMENT


      Name of Fund                              Advisory Fee

      E*TRADE S&P 500 Index Fund                0.02%,  if  the  Fund  invests
                                                all of its  assets in a master
                                                fund   and   0.07%   on   that
                                                portion of the  Fund's  assets
                                                not invested in a master fund.

      E*TRADE Extended Market Index Fund 0.02%, if the Fund invests all of its assets in a master fund and 0.08% on that portion of the Fund's assets not invested in a master fund.

      E*TRADE Bond Index Fund 0.02%, if the Fund invests all of its assets in a master fund and 0.08% on that portion of the Fund's assets not invested in a master fund.

      E*TRADE International Index Fund 0.02%, if the Fund invests all of its assets in a master fund and 0.08% on that portion of the Fund's assets not invested in a master fund.